Filed Pursuant to Rule 433

Registration Statement No. 333-180488

Term Sheet

(To Prospectus dated March 30, 2012,

Series L Prospectus Supplement dated March 30, 2012, and

Product Supplement CLN-3 dated April 4, 2012)

January 2, 2015

Commodity-Linked Notes Linked to the Bloomberg Commodity Index 2 Month Forward Total ReturnSM, due April 28, 2016

Issuer:	Bank of America Corporation (“BAC”)
Pricing Date:	January 2, 2015
Issue Date:	January 9, 2015
Stated Maturity Date:	April 28, 2016
Aggregate Principal Amount:	$15,900,000
Underlying Index:	The Bloomberg Commodity Index 2 Month Forward Total ReturnSM (Bloomberg symbol: “BCOMF2T”), previously known as Dow Jones-UBS Commodity Index 2 Month Forward Total ReturnSM. See “The Underlying Index” below.
Starting Value:	The closing level of the Underlying Index on the Pricing Date.
Ending Value:	The closing level of the Underlying Index on the Valuation Date. If it is determined that the scheduled Valuation Date is not an Index Business Day, or if a Market Disruption Event occurs on the scheduled Valuation Date, the Ending Value will be determined as more fully described beginning on page S-27 of product supplement CLN-3.
Leverage Factor:	3
Investor Fee:	The greater of (a) the fixed percentage of 0.00% and (b) a percentage equal to 0.23% per annum, as described on page S-19 of product supplement CLN-3 under “Description of the Notes—Payment at Maturity.”
Treasury Rate Charge:	Applicable
Interest Rate Basis:	LIBOR
Designated Maturity:	One Month
Interest Reset Dates:	The 28th of each month during the term of the Notes, commencing on January 28, 2015, with a short period for the first interest period.
Interest Payment Dates:	Unless the Notes are redeemed on an earlier date, interest will be payable only at maturity.
Spread:	Minus 6 basis points
Initial Optional Redemption Date:	January 9, 2015
Upper Mandatory Redemption Trigger Level:	Not Applicable
Lower Mandatory Redemption Trigger Level:	85% of the Starting Value
NPV Factor:	Not Applicable
Bear Note:	No
Calculation Agent:	Merrill Lynch Commodities, Inc.
Listing:	No listing on any securities exchange.
CUSIP:	06048WQF0

	Per Note	Total
Public Offering Price(1)	$100,000	$15,900,000
Underwriting Discount	$0	$0
Proceeds, before expenses, to BAC	$100,000	$15,900,000

(1)	Plus accrued interest from January 9, 2015 if settlement occurs after that date.

The Notes are unsecured and are not savings accounts, deposits, or other obligations of a bank. The Notes are not guaranteed by Bank of America, N.A. or any other bank, are not insured by the Federal Deposit Insurance Corporation or any other governmental agency and involve investment risks. Potential purchasers of the Notes should consider the information in “Risk Factors” beginning on page S-8 of the accompanying product supplement, page S-5 of the prospectus supplement, and page 8 of the prospectus.

None of the Securities and Exchange Commission (the “SEC”), any state securities commission, or any other regulatory body has approved or disapproved of these Notes or passed upon the adequacy or accuracy of this term sheet, the product supplement, the prospectus supplement, or the prospectus. Any representation to the contrary is a criminal offense.

In connection with this offering, Merrill Lynch, Pierce, Fenner & Smith Incorporated (“MLPF&S”) is acting in its capacity as principal for your account. We will deliver the Notes in book-entry form only through The Depository Trust Company on or about January 9, 2015 against payment in immediately available funds.

We plan to deliver the Notes against payment therefor on a date that is greater than three business days following the pricing date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes more than three business days prior to the original issue date will be required to specify alternative settlement arrangements to prevent a failed settlement.

We have filed a registration statement (including a product supplement, a prospectus supplement, and a prospectus) with the SEC for the offering to which this term sheet relates. Before you invest, you should read the product supplement, the prospectus supplement, and the prospectus in that registration statement, and the other documents relating to this offering that we have filed with the SEC for more complete information about us and this offering. You may get these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, we, any agent, or any dealer participating in this offering will arrange to send you the product supplement, the prospectus supplement, and the prospectus if you so request by calling MLPF&S toll-free 1-866-500-5408.

Bank of America Merrill Lynch

Selling Agent